                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           CAREY INTERNATIONAL, INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                           CAREY INTERNATIONAL, INC.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

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        ________________________________________________________________________

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

                                     LOGO

                           CAREY INTERNATIONAL, INC.

                          4530 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20016

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 3, 1998

                               ----------------

  The Annual Meeting of Stockholders of Carey International, Inc. will be held on Wednesday, June 3, 1998 at 10:00 a.m., Eastern Daylight Time, at Embassy Suites, 4300 Military Road, N.W., Chevy Chase, Maryland for the following purposes:

    1. To elect a Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified.

    2. To consider and act upon a proposal to approve the Company's 1997 Equity Incentive Plan, as amended.

    3. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed the close of business on April 15, 1998 as the record date for determining the stockholders having the right to receive notice of and to vote at said Annual Meeting.

                                          By Order of the Board of Directors

                                          Don R. Dailey
                                          Secretary

Washington, D.C.
May 6, 1998


 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                     LOGO

                           CAREY INTERNATIONAL, INC.

                               ---------------

                                PROXY STATEMENT

                               ---------------


                        ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 3, 1998

  This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Carey International, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Wednesday, June 3, 1998 at 10:00 a.m., and at any adjournment or adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect a Board of Directors to serve for the ensuing year and to approve the Company's 1997 Equity Incentive Plan, as amended.

  If a stockholder specifies in the proxy accompanying this Proxy Statement (the "Proxy") how it is to be voted, it will be voted in accordance with such specification, but any Proxy which is signed and returned and which does not specify how it is to be voted will be voted "for" the election of the nominees for directors named herein, and for approval of the 1997 Equity Incentive Plan. Any stockholder giving a Proxy in the accompanying form retains the power to revoke it at any time before it is exercised by delivering a written revocation to the Secretary of the Company, by executing and returning to the Company a proxy bearing a later date or by attending the Annual Meeting and voting his or her shares in person. Any stockholder who attends the Annual Meeting in person will not be deemed thereby to revoke the stockholder's Proxy unless such stockholder affirmatively indicates thereat his or her intention to vote the shares in person.

  The Company's principal executive offices are located at 4530 Wisconsin Avenue, N.W., Washington, D.C. 20016. The Company mailed this Proxy Statement and the Proxy on or about May 6, 1998 to its stockholders of record at the close of business on April 15, 1998.

         ANNUAL REPORT ON FORM 10-K AND INDEPENDENT PUBLIC ACCOUNTANTS

  The Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1997, including financial statements and the report of Coopers & Lybrand LLP thereon, is being mailed herewith to each of the Company's stockholders of record at the close of business on April 15, 1998. Representatives of Coopers & Lybrand LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  At its meeting held in connection with the Annual Meeting, the Company's Board of Directors will approve independent certified public accountants for the ensuing year.

                               VOTING SECURITIES

  The holders of record of shares of Common Stock of the Company at the close of business on April 15, 1998 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 7,743,399 shares of Common Stock. Each stockholder has one vote at the Annual Meeting for each share of Common Stock held of record on said date. As long as a quorum (a majority of issued and outstanding shares of Common Stock) is present at the Annual

Meeting, the directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereat, and approval of the 1997 Equity Incentive Plan will require the affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast on the matter. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld will have no effect on the outcome of the election of directors. Abstentions will have the effect of a vote against the approval of the 1997 Equity Incentive Plan, as amended. If a broker or nominee holding stock in "street name" indicates on the Proxy that it does not have a discretionary authority to vote to approve the 1997 Equity Incentive Plan, those shares represented by the Proxy will not be considered as present and entitled to vote with respect to such matter. Accordingly, "broker non-votes" on such matter will not be counted as votes cast in determining approval of such matter.

                                    ITEM I

                             ELECTION OF DIRECTORS

  The Company's By-laws provide that the Board of Directors shall consist of not less than three nor more than fifteen directors, the exact number to be determined from time to time by the Board of Directors. The Board of Directors has fixed the number of directors for the ensuing year at six. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected. The By-laws provide that, within the limits above specified, the number of directors may at any time be increased or decreased by the vote of the Board. No decrease in the number of directors, however, shall affect the term of any director in office. Nevertheless, it is possible that, under circumstances deemed by the Board of Directors to be appropriate, such action may be taken at any time during the ensuing year.

  The Company's Board of Directors is divided into three classes with staggered three-year terms. The terms of William R. Hambrecht and David McL. Hillman expire at the Annual Meeting, the terms of Robert W. Cox and Nicholas
J. St. George expire at the Company's 1999 annual meeting, and the terms of Vincent A. Wolfington and Don R. Dailey expire at the Company's 2000 annual meeting. Successors to the directors whose terms expire at each annual meeting are elected for three-year terms. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified. Messrs. Hambrecht and Hillman are retiring from the Board at the Annual Meeting. Dennis I. Meyer and Joseph V. Vittoria have been nominated for election to the Board of Directors as members of the class of directors elected at the Annual Meeting whose terms expire at the Company's 2001 annual meeting.

NOMINEES FOR DIRECTOR

  Dennis I. Meyer, age 62, has been a partner in law firm of Baker & McKenzie since 1965. Mr. Meyer has previously served as Chairman of the Executive Committee and Managing Partner of Baker & McKenzie and currently serves as the managing partner of the North American offices of the firm. Mr. Meyer also is a founding partner of Potomac Investment Associates, a global real estate developer specializing in golf-oriented residential developments. Mr. Meyer serves as a director of Oakwood Homes Corporation as well as United Financial Banking Companies, Inc., Jordan Kitt's Music, Inc. and Daily Express, Inc.

  Joseph V. Vittoria, age 62, has been the Chairman and Chief Executive Officer of Travel Services International, Inc. ("Travel Services") since Travel Services completed its initial public offering in July 1997. From September 1987 to February 1997 Mr. Vittoria was the Chairman and Chief Executive Officer of Avis, Inc. ("Avis"), a multinational auto rental company where he was employed for over 26 years. Mr. Vittoria was responsible for the purchase of Avis by its employees in 1987 by creating one of the world's largest Employee Stock Ownership Plans. He was a founding member of the World Travel and Tourism Council, a global organization of the chief executive officers of companies engaged in all sectors of the travel and tourism industry. Mr. Vittoria serves as a director of CD Radio, Inc., Transmedia Europe, Transmedia Asia and various non-profit associations.

CONTINUING DIRECTORS

  Vincent A. Wolfington, age 58, a co-founder of the Company, has served as its Chairman of the Board of Directors and Chief Executive Officer since 1979. For over 25 years, Mr. Wolfington has been involved in the limousine industry and directly associated with the Carey system of licensees and affiliates. Mr. Wolfington has served as a consultant to the National Academy of Sciences Transportation Research Board, President of the National Para-transit Association and a member of the International Limousine Association. Mr. Wolfington currently is a member of the Executive Committee of the World Travel and Tourism Council.

  Don R. Dailey, age 60, a co-founder of the Company, has served as the President and a director of the Company since 1979. Mr. Dailey has been directly involved in the limousine business for over 30 years. Mr. Dailey serves on a number of boards and committees related to the travel industry, including the National Business Travel Association, the International Business Travel Associates, the Association of Corporate Travel Executives, the National Limousine Association and the International Limousine Association (as its past president and member of its executive committee).

  Robert W. Cox, age 60, has served as a director of the Company since 1995. From 1969 until his retirement in 1994, Mr. Cox was a partner in the New York and Chicago offices of the law firm Baker & McKenzie. From 1984 to 1992, Mr. Cox was Chairman of the Executive Committee and Managing Partner of the firm, and from 1993 to 1994, Mr. Cox was Chairman of the Policy Committee. Mr. Cox currently is a director of Hon Industries, Inc.

  Nicholas J. St. George, age 59, has served as a director of the Company since June 1997. Mr. St. George has been President and Chief Executive Officer of Oakwood Homes Corporation ("Oakwood"), a manufacturer and retailer of manufactured homes, since February 1979. Mr. St. George serves as a director of Oakwood, and also is a director of American Bankers Insurance Group, Inc. and Legg Mason, Inc.

CERTAIN INFORMATION REGARDING BOARD OF DIRECTORS

  Executive Committee. The members of the Executive Committee of the Company's Board of Directors are Messrs. Wolfington, Cox and Dailey. The Executive Committee exercises all the powers of the Board of Directors between meetings of the Board of Directors, except such powers that are reserved to the Board of Directors by applicable law.

  Audit Committee. The members of the Audit Committee of the Company's Board of Directors are Messrs. Hillman and St. George. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls.

  Compensation Committee. The members of the Compensation Committee of the Company's Board of Directors are Messrs. Cox and St. George. The Compensation Committee establishes a general compensation policy for the Company and approves increases in directors' fees and salaries paid to officers and senior employees of the Company. The Compensation Committee administers the Company's equity incentive plans and determines, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised.

  During the fiscal year ended November 30, 1997, the Board of Directors met five times, the Audit committee met twice, the Compensation Committee met three times and the Executive Committee did not meet. There are no family relationships among any of the directors or executive officers of the Company.

DIRECTOR COMPENSATION

  Members of the Board of Directors who also serve as officers of the Company do not receive compensation for serving on the Board. Each other member of the Board receives an annual retainer of $20,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended. In addition, such directors receive an additional fee of $500 for each committee meeting attended, except that only one fee is paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

  The Company maintains the Stock Plan for Non-Employee Directors (the "Directors' Plan"). A maximum of 100,000 shares of Common Stock may be delivered upon the exercise of options granted under the Directors' Plan and elections to receive shares in lieu of cash compensation. Only directors of the Company who are not employees of the Company or any of its subsidiaries (the "Non-Employee Directors") are eligible to participate in the Directors' Plan. While grants of stock options under the Directors' Plan are automatic and non-discretionary, all questions of interpretation of the Directors' Plan are determined by the Board of Directors. The Board of Directors may at any time or times amend the Directors' Plan for any purpose which at the time may be permitted by law.

  On the date of each annual meeting of stockholders, each Non-Employee Director continuing in office will be granted an option pursuant to the Directors' Plan covering 5,000 shares. Any newly elected Non-Employee Director will be granted an option pursuant to the Directors' Plan covering 5,000 shares on the date of his or her election (whether such election occurs at an annual meeting or otherwise). The option exercise price for all options granted under the Directors' Plan is the closing price of a share of the Common Stock as reported on the Nasdaq National Market on the date the option is granted. All options granted under the Directors' Plan become fully exercisable six months after the date of grant. Unless sooner terminated following the death, disability or termination of service of a director, options granted under the Directors' Plan will remain exercisable until the fifth anniversary of the date of grant. In addition, upon certain transactions involving a change of control or the dissolution or liquidation of the Company, all options held by Non-Employee Directors will terminate; however, for a period of 20 days prior to the effective date of any such transaction, dissolution or liquidation, all options outstanding under the Directors' Plan that are not otherwise exercisable will immediately vest and become exercisable.

  Under the Directors' Plan, a Non-Employee Director may elect to be paid all or a portion of his or her annual retainer in shares of Common Stock. Any such election must be made in writing at least 30 days prior to the date the annual retainer would be paid by the Company. The number of shares to be delivered to a Non-Employee Director upon such election is determined by dividing the amount of the annual retainer to be received in shares of Common Stock by the closing price of a share of Common Stock as reported on the Nasdaq National Market on the date the annual retainer is to be paid.

  The Company has entered into deferred compensation agreements with three of its Non-Employee Directors, Messrs. Cox, Hambrecht and St. George, pursuant to which they have elected to defer the payment to them of director's fees that otherwise would be paid in cash. Under the agreements, the deferred fees are converted into phantom shares during the fiscal quarter when they otherwise would have been paid based upon the average closing price of the Common Stock during the 20 trading days preceding the end of the quarter. On the last day of the fiscal year when the director ceases to be a member of the Board because of death or any other reason, he is entitled to receive, at his election, shares of Common Stock equal to the number of phantom shares credited to him or cash equal to the market value of such phantom shares based upon the average closing price of the Common Stock during the 20 trading days preceding the end of such fiscal year.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table contains a summary of the compensation paid or accrued during the fiscal years ended November 30, 1996 and 1997 to the Chief Executive Officer of the Company and the four other most highly compensated executive officers (the "Named Executive Officers").

                                                                     LONG-TERM
                                                                    COMPENSATION
                                       ANNUAL                          AWARDS
                                    COMPENSATION                       SHARES
                                  ------------------- OTHER ANNUAL   UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY      BONUS  COMPENSATION    OPTIONS    COMPENSATION
---------------------------  ---- --------    ------- ------------  ------------ ------------
Vincent A. Wolfington ...    1997 $231,620    $85,000   $   --        100,000      $12,000(1)
 Chairman and Chief
  Executive Officer          1996  231,620     20,000       --            --        57,000(1)

Don R. Dailey............    1997  205,001     70,000       --        100,000       12,000(2)
 President and Director      1996  205,001     20,000       --            --        57,000(2)

David H. Haedicke........    1997  135,000     55,000       --         30,000          --
 Executive Vice President
  and Chief Financial        1996   20,510(3)   2,500       --         25,800          --
  Officer

Guy C. Thomas............    1997  115,000     25,000       --         15,000        9,900(4)
 Executive Vice President    1996  115,000     10,000    13,020(5)        --         9,900
 Operations

Richard A. Anderson......    1997   91,000     18,950    11,200(6)     10,000        8,219(7)
 Senior Vice President       1996   91,000     12,000    11,200(6)        --         9,513

--------
(1) Includes the annual payment of premiums of $12,000 on a life insurance policy for a beneficiary designated by Mr. Wolfington. As to 1996, also includes $45,000 paid for providing personal guarantees on behalf of the Company.

(2) Includes the annual payment of premiums of $12,000 on a life insurance policy for a beneficiary designated by Mr. Dailey. As to 1996, also includes $45,000 paid for providing personal guarantees on behalf of the Company.

(3) Mr. Haedicke commenced his employment with the Company on October 7, 1996.

(4) Represents premiums on a life insurance policy for a beneficiary designated by Mr. Thomas.

(5) Includes a car allowance of $11,820.

(6) Includes a car allowance of $6,600 and a club membership of $4,600.

(7) Represents premiums on a life insurance policy for a beneficiary designated by Mr. Anderson.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information regarding options granted during the fiscal year ended November 30, 1997 by the Company to each of the Named Executive Officers:





                                                                              POTENTIAL
                                       INDIVIDUAL GRANTS                 REALIZABLE VALUE AT
                         ----------------------------------------------    ASSUMED RATES OF
                         NUMBER OF    % OF TOTAL                             STOCK PRICE
                           SHARES      OPTIONS                            APPRECIATION FOR
                         UNDERLYING    GRANTED     EXERCISE                  OPTION TERM
                          OPTIONS    TO EMPLOYEES    PRICE   EXPIRATION -------------------
NAME                      GRANTED   IN FISCAL YEAR ($/SHARE)    DATE       5%       10%
----                     ---------- -------------- --------  ---------- -------- ----------
Vincent A. Wolfington...  100,000        19.8%      $10.50    5/27/07   $660,339 $1,673,430
Don R. Dailey...........  100,000        19.8%       10.50    5/27/07    660,339  1,673,430
David H. Haedicke.......   30,000         5.9%       10.50    5/27/07    198,102    502,029
Guy C. Thomas...........   15,000         3.0%       10.50    5/27/07     99,051    251,014
Richard A. Anderson.....   10,000         2.0%       10.50    5/27/07     66,034    167,343

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END STOCK OPTION
VALUES

  There were no options exercised by any of the Named Executive Officers during the fiscal year ended November 30, 1997. The following table indicates the aggregate value of all unexercised options held by each Named Executive Officer as of November 30, 1997.

                                NUMBER OF SHARES                VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                              AT NOVEMBER 30, 1997              NOVEMBER 30, 1997(1)
                         ----------------------------------   -------------------------
                           NUMBER OF          NUMBER OF
                          EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
NAME                         SHARES             SHARES           VALUE        VALUE
----                     ---------------   ----------------   ----------- -------------
Vincent A. Wolfington...      205,706              --           $1,286,925    $    --
Don R. Dailey...........      205,706              --            1,286,925         --
David H. Haedicke.......       17,200            38,600            156,520     175,760
Guy C. Thomas...........       32,018            15,000            291,364      48,750
Richard A. Anderson.....        4,386            10,000             39,913      32,500

--------
(1) Value of unexercised in-the-money options based upon $13.75, the closing price of the Company's Common Stock on the Nasdaq National Market on November 28, 1997.

EQUITY INCENTIVE PLANS

  The Company currently maintains the 1987 Stock Option Plan (the "1987 Plan") and the 1992 Stock Option Plan (the "1992 Plan"), both of which provide for the award of incentive and non-statutory stock options by the Company. The Company also maintains the 1997 Equity Incentive Plan (the "1997 Plan"), which currently provides for the award of up to 650,000 shares of Common Stock and which is further described in Item II of this Proxy Statement. The 1987 Plan, 1992 Plan and 1997 Plan are hereinafter referred to collectively as the "Equity Plans."

  As of April 15, 1998, options were outstanding to purchase an aggregate of 884,998 shares of Common Stock under the Equity Plans, and an aggregate of 146,668 shares of Common Stock are authorized but have not yet been granted under options or other awards under such plans (including 142,523 shares pursuant to the 1997 Plan).

  Officers, key employees, non-employee directors of and consultants to the Company are eligible to participate in the Equity Plans. The Equity Plans are administered by the Compensation Committee of the Board of Directors. Among other things, the Compensation Committee determines, subject to the provisions of said plans, who shall receive awards, the types of awards to be made, and the terms and conditions of each award.

COMPENSATION COMMITTEE REPORT

  Prior to the completion of its initial public offering in June 1997 (the "IPO"), the Company did not have a Compensation Committee or any other committee of the Board of Directors. Decisions concerning compensation of executive officers were made during this period by the Company's Board of Directors. During this period, the Company established the salaries of its executive officers, including the Chief Executive Officer, at levels designed to attract and retain the key personnel upon whom the Company has relied for its growth and success to date.

  Since the IPO, the responsibility for the establishment and administration of the Company's executive compensation policies has been delegated to the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of two independent, non-employee directors. In addition to setting salary and bonus compensation levels for the Company's executive officers, the Committee is responsible for granting awards under and the administration of the Equity Plans.

  The base salaries of the Chief Executive Officer and the other Named Executive Officers remained unchanged from 1996 to 1997. All executive officers of the Company received the grant of stock options in connection with the closing of the Company's IPO in 1997. Executive officers generally did not receive the grant of stock options in 1996. Bonuses were awarded in 1997 generally in recognition of the completion of the IPO and acquisitions made by the Company during the year, as well as the growth in the Company's revenues and earnings.

  The Company has retained an executive compensation consulting firm to assist the Compensation Committee in reviewing and establishing compensation policies for the Company's executive officers. In general, the Compensation Committee believes that the Company should utilize base salary, incentive bonuses and equity incentives as the three basic components of the Company's executive compensation. The Compensation committee also believes that executive compensation should be structured so as to align the interests of executive management with the long term interests of the Company's stockholders. The Compensation committee currently intends to finish its review and formalize compensation policies during 1998.

                                          Respectfully submitted by,

                                          THE COMPENSATION COMMITTEE
                                          Robert W. Cox
                                          Nicholas J. St. George

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Messrs. Wolfington, Sandt and Murphy each filed a Form 4 with the Securities and Exchange Commission on July 9, 1997 for shares purchased on May 27, 1997 in connection with the IPO.

COMPARATIVE STOCK PERFORMANCE

  The following graph and chart sets forth the annual change in the cumulative total return on the Company's Common Stock, the Russell 2000 Index and a Peer Group Index (as defined below) during the period commencing May 27, 1997, the first day that the Common Stock was traded on Nasdaq, through November 30, 1997, the Company's fiscal year end, and ending March 31, 1998.

                             [CHART APPEARS HERE]

             Label                   A                       B                 C
-------------------------------------------------------------------------------------------
Label                    Carey International Inc.       Peer Group      Russell 2000 Index
-------------------------------------------------------------------------------------------
  1         5/28/97                 100                     100             100
  2         5/31/97              103.64                    99.6             100
  3         8/31/97              100.91                  101.37          111.62
  4        11/30/97                 100                  103.75          113.78
  5         2/27/98              130.91                   97.08          122.37
  6         3/31/98              172.73                  105.26          127.42



(1) Assumes the investment of $100 on May 27, 1997 (at $10.50 for the Common Stock, the price per share to the public in the IPO, and at the market close for the indices) and the reinvestment of any dividends.

(2) The Peer Group consists of the following consolidators selected by the Company from the transportation industries and other industries: Coach USA, Inc., Dispatch Management Services Corp., Keystone Automotive Industries, Inc., Miller Industries, Inc., Republic Industries, Inc., Rural/Metro Corporation, Travel Services International, Inc. and United Auto Group, Inc.

                                    ITEM II

               PROPOSALS TO AMEND THE 1997 EQUITY INCENTIVE PLAN

  The 1997 Equity Incentive Plan, as amended (the "1997 Plan") was adopted by the written consent of the stockholders of the Company in February 1997 and provides for the award of up to 650,000 shares of Common Stock in the form of incentive stock options ("ISOs"), non-qualified stock options, restricted stock, stock appreciation rights, performance shares or stock units (each, an "Award"). To date, the Company has only awarded ISOs and non-qualified stock options under the 1997 Plan. The Company has not awarded stock appreciation rights, performance shares, restricted stock or stock units under the 1997 Plan.

  On February 20, 1998, the Board of Directors approved an amendment to the 1997 Plan, subject to stockholder approval, increasing the maximum number of shares of Common Stock which may be issued under the 1997 Plan by 900,000 shares to a total of 1,550,000 shares of Common Stock. As of April 15, 1998, 142,523 shares of Common Stock remained available for Awards under the 1997 Plan (without giving effect to the proposed amendment). The Board believes that the amendment increasing the shares available under the 1997 Plan is a necessary factor in allowing the Company to attract and retain those highly competent individuals upon whose judgment, initiative and leadership the Company's continuing success in large measure depends.

  The Board is seeking stockholder approval of the 1997 Plan (including the recent amendment) in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code, as amended (the "Code"). Section 162(m) of the Code imposes a $1 million limit on deductions of the Company with respect to compensation of the Company's Chief Executive Officer and four other most highly compensated executive officers. Stock options (whether ISOs or non-qualified stock options) will be excluded from this limitation provided that the exercise price of the option is equal to the fair market value of the Company's shares subject to the option on the date of the grant, the 1997 Plan includes a provision stating the maximum number of shares with respect to which stock options may be granted to any employee during a specified period of time, and certain other requirements, relating to the composition of the Compensation Committee and shareholder approval of the 1997 Plan, are met.

  The following is a summary of the material provisions of the 1997 Plan, which is qualified in its entirety by a copy of the 1997 Plan which is attached hereto as Exhibit A.

  The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee determines those employees and consultants (including directors who are employees or consultants) who receive Awards and the size and type of Awards. The Committee has authority to adopt, alter and repeal rules and guidelines governing the 1997 Plan, interpret provisions of the 1997 Plan and decide all disputes arising in connection with the 1997 Plan.

  OPTIONS. The Committee may award ISOs and non-qualified stock options (collectively, the "Options") and determines the number of shares to be covered by each Option, the Option price therefor, the term of the Option, when an Option becomes exercisable, and other conditions and limitations applicable to the exercise of the Option. As required by the Code, the Option price per share of Common Stock purchasable under an ISO cannot be less than 100% of the fair market value of the Common Stock on the date of grant (110%, in case of a 10% shareholder). The 1997 Plan provides that in no event shall any optionee receive in any calendar year, awards under the 1997 Plan for more than 300,000 shares of Common Stock. The 1997 Plan also provides that the Option price per share of Common Stock purchasable under a non-qualified stock option will be determined by the Committee, and may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. The Committee may at any time accelerate the exercisability of all or any portion of any Option. No ISO may be exercised later than 10 years from the date of grant, provided that persons who are deemed to own more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries may exercise an ISO not later than five years from the date of grant.

  For federal income tax purposes, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him upon the exercise of an ISO. Correspondingly, no deduction is allowed to the Company upon either the grant or the exercise of an ISO. However, if the aggregate fair market value (determined at the time the Option is granted) of the Common Stock covered by ISOs which are exercisable for the first time by an individual in a calendar year exceeds $100,000, the amount of the excess will not be treated as shares acquired through exercise of an ISO.

  If shares acquired upon the exercise of an ISO are not disposed of until the later of (i) the two-year period following the date the ISO is granted or (ii) the one-year period following the date the shares are transferred to the optionee pursuant to exercise of the ISO (the "Statutory Holding Period"), the difference between the amount realized on any disposition thereafter and the Option price will be treated as long-term capital gain or loss to the optionee. Any long-term capital gain will be taxed at a rate of 20% to the extent the shares were held for more than 18 months, and 28% to the extent the shares were held for more than 12 months but not more than 18 months. If a disposition occurs before the expiration of the Statutory Holding Period, then the lower of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the Option price or (ii) the actual gain realized on disposition will be deemed to be compensation to the optionee and will be taxed at ordinary income rates. In such event, the Company will be entitled to a corresponding deduction from its income, provided the Company satisfies applicable reporting requirements with respect to such income in a timely manner. Any such increase in the income of the optionee or deduction from the income of the Company attributable to such disposition is treated as an increase in income or a deduction from the income in the taxable year in which the disposition occurs. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise will be treated as short-term capital gain and taxed at ordinary rates if such shares were held for 12 months or less and as long-term capital gain if such shares were held for more than 12 months.

  "Alternative minimum taxable income" in excess of a taxpayer's exemption amount is subject to the alternative minimum tax, which is imposed at rates of 26% to 28% on individuals and is payable to the extent it exceeds the regular income tax. The excess of the fair market value on the date of exercise over the Option price of shares acquired on exercise of ISOs generally constitutes an item of alternative minimum taxable income for the purpose of the alternative minimum tax. The payment of any alternative minimum tax resulting therefrom will not increase the optionee's basis in the shares acquired for regular income tax purposes. However, the amount of adjusted net alternative minimum tax paid in any taxable year is available as a credit against regular tax in future years.

  Under the Code, a person who is granted a non-qualified stock option will not have taxable income at the date of grant; however, an optionee who thereafter exercises such an option will be deemed to have received compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the Option price. The optionee's basis for such shares will be increased by the amount which is deemed compensation income. Provided the Company satisfies applicable reporting requirements with respect to such income in a timely manner, the Company will be entitled to a deduction in the same amount as the optionee is required to include in his or her income, unless the optionee is an employee subject to Section 162(m) of the Code and the Option price is less than the fair-market value of the stock underlying the options at the date of grant. When the optionee disposes of such shares, he or she will recognize capital gain or loss.

  Any capital gain recognized on the disposition of shares by the optionee will be short-term capital gain to the extent such shares are held by the recipient for 12 months or less and long-term capital gain to the extent such shares are held by the recipient for more than 12 months.

  Any deduction by the Company on account of compensation income recognized by an optionee may also be limited by Section 280G of the Code. Section 280G of the Code provides that the Company may not deduct the amount of any "excess parachute payment" (as defined under Section 280G(b) of the Code). Thus, to the extent that any change in the vesting or cancellation provisions of an ISO or nonqualified option would result in the Optionee being deemed to receive, in the reasonable opinion of the Company's tax advisor, compensation constituting a parachute payment under the Code, the amount of any excess parachute payment (as defined under Section 280G(b)(1) of the Code) would not be deductible by the Company as an expense.

  RESTRICTED STOCK. An Award of restricted stock ("Restricted Stock") entitles the participant to acquire shares of Common Stock for a purchase price equal to or greater than par value, subject to such conditions and restrictions, including a right of the Company, during a specified period or periods, to repurchase such shares at their original purchase price (or to require forfeiture of such shares) upon the participant's termination of employment. Subject to the provisions of the 1997 Plan, the Compensation Committee may award shares of Restricted Stock and determine the cash purchase price or other consideration therefor, the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company, and the other terms and conditions of such Awards. The Compensation Committee may modify or waive the restrictions with respect to any Restricted Stock. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law. A participant has all the rights of a stockholder with respect to his or her Restricted Stock including voting and dividend rights, subject to any applicable restrictions on transfer and Company repurchase or forfeiture rights, and subject to any other conditions contained in the Award.

  A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the Common Stock is no longer subject to forfeiture, less any amount paid for such stock. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of issuance of the Restricted Stock will realize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), less any amount paid for such stock. Subject to Section 162(m) of the Code and satisfaction of the applicable reporting requirements, the Company will be entitled to deduct, as compensation expense, the same amount as the recipient must include in ordinary income in the Company's tax year which includes the last day of the recipient's tax year in which the recipient is required to include the amount in income. If the election is made, no taxable income will be recognized when the shares subject to such election are no longer subject to forfeiture. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to amounts previously included in income with respect to the shares. However, the recipient is allowed a capital loss if the amount paid for the shares is not fully restored upon forfeiture. The holding period to determine whether the recipient has long-term or short-term capital gain or loss upon sale of the shares begins when the restriction period expires (or upon issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the Code).

  GENERAL. The Committee determines whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, other Awards or other property. The Committee may permit a participant to defer all or any portion of a payment under the 1997 Plan, including the crediting of interest on deferred amounts denominated in Common Stock. Such a deferral may have no effect for purposes of determining the timing of taxation of payments. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a non-qualified stock option, if the participant consents to such action or the Committee determines that the action would not materially and adversely affect the participant. Awards may not be made under the 1997 Plan after February 25, 2007, but outstanding Awards may extend beyond such date.

  The number of shares of Common Stock issuable pursuant to the 1997 Plan may not be changed except by approval of the stockholders. However, in the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be made available under the 1997 Plan, the Committee may adjust equitably the number and kind of shares of stock or securities in respect of which Awards may be made under the 1997 Plan, the number and kind of shares subject to outstanding Awards, and the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award. Except pursuant to the preceding sentence and except for Options covering shares of Common Stock aggregating no more than five percent of the shares of Common Stock reserved for issuance under the 1997 Plan at the time, the Committee may not reprice outstanding Options under the 1997 Plan without approval by the stockholders. Common Stock subject to Awards which expire or are terminated prior to exercise or Common Stock which has been forfeited under the 1997 Plan will be available for future Awards under the Plan. Any proceeds received by the Company from transactions under the 1997 Plan will be used for the general purposes of the Company.

  In the event a merger or other transaction occurs that results in the Common Stock not being registered under Section 12 of the Securities Exchange Act of 1934, as amended, all Awards shall terminate upon the completion of the transaction, provided, however, that 20 days prior to the effective date of any such merger or other transaction all Awards outstanding under the Plan shall become fully exercisable and realizable. If the transaction is intended to be treated as a pooling of interests for accounting purposes, then the Committee or the Board of Directors shall cause the acquiring or surviving corporation or one of its affiliates to grant replacement Awards to participants. Otherwise, the Committee or the Board of Directors may either arrange for replacement Awards or provide for a cash payment in connection with the termination of the Awards.

  The 1997 Plan may be amended from time to time by the Board of Directors or terminated in its entirety, provided that no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

  Based, in part, upon compensation information provided by an executive compensation consulting firm retained by the Company, the Compensation Committee has granted options, subject to stockholder approval of the 1997 Plan, as amended, to purchase an aggregate of 977,000 shares of Common Stock to 20 employees for a purchase price per share of $22.125. Options to purchase 747,000 of such shares are performance options (the "Performance Options") and vest (i) after the price of Common Stock on the Nasdaq National Market or any exchange on which it may be traded exceeds for 30 consecutive trading days the following benchmark prices: $25, $30, $35, $40, $45 and $50 or (ii) April 29, 2006. Each time one of the price benchmarks is exceeded, the Performance Options vest with respect to one-sixth of the shares for which they were originally exercisable. The Compensation Committee granted the Performance Options and tied the vesting of the Options to an increase in the price of Common Stock because it believes that the best interests of the Company are served by linking stock options to increases in stockholder value as well as improvements in corporate performance. The Options to purchase the other 230,000 shares of Common Stock (the "Other Options") vest upon the closing of the proposed public offering of up to 2,486,300 shares of Common Stock pursuant to the Company's Registration Statement on Form S-1 (File No. 333-50245) filed on April 16, 1998.

  The following table provides a summary of the grants of Performance Options and Other Options made, subject to stockholder approval, to the Named Executive Officers, all current executive officers as a group, all current directors who are not executive officers as a group and all employees, including all current officers who are not executive officers, as a group. The closing price of Common Stock on the Nasdaq National Market on April 30, 1998 was $22.75.

                                           SHARES UNDERLYING  SHARES UNDERLYING
NAME OR GROUP                             PERFORMANCE OPTIONS   OTHER OPTIONS
-------------                             ------------------- -----------------
Vincent A. Wolfington....................       180,000            100,000
Don R. Dailey............................       180,000            100,000
David H. Haedicke........................       120,000                --
Guy C. Thomas............................        60,000             30,000
Richard A. Anderson......................         6,000                --
Current Executive Officer Group
 (11 Persons)............................       693,000            230,000
Non-Executive Officer Director Group
 (4 Persons).............................           --                 --
Non-Executive Officer Employee Group
 (9 Persons).............................        57,000                --

  THE BOARD URGES THE STOCKHOLDERS TO VOTE FOR APPROVAL OF THE 1997 PLAN, AS
                                   AMENDED.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of (i) each director and nominee for director of the Company, (ii) each of the Named Executive Officers, (iii) all directors and executive officers as a group and (iv) each beneficial owner of more than 5% of the Company's Common Stock. Except as indicated in the footnotes below, information is as of April 30, 1998 and the persons named in this table have sole investment and voting power with respect to the shares beneficially owned by them.

                                                                   SHARES
                                                                BENEFICIALLY
                                                                  OWNED(1)
                                                              -----------------
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS                     NUMBER   PERCENT
------------------------------------------                    --------- -------
Vincent A. Wolfington(2).....................................   355,989   4.5%
Don R. Dailey(3).............................................   345,176   4.3%
David H. Haedicke(4).........................................    24,700    *
Guy C. Thomas(5).............................................    98,550   1.3%
Richard A. Andersen(6).......................................    15,486    *
Robert W. Cox(7).............................................    20,400    *
William R. Hambrecht(8)......................................   119,806   1.5%
David McL. Hillman(9)........................................   624,044   8.1%
Nicholas J. St. George(10)...................................    12,500    *
Dennis I. Meyer(11)..........................................     5,000    *
Joseph V. Vittoria...........................................       --    --
All directors and executive officers as a group
 (15 persons)(12)............................................ 1,672,893  20.1%
OTHER 5% STOCKHOLDERS
---------------------
Kaufman Fund, Inc.(13).......................................   850,000  11.0%
 140 East 45th St.
 43rd Floor
 New York, NY 10017
H&Q London Ventures..........................................   444,093   5.7%
 One Bush St.
 San Francisco, CA 94104
PNC Capital Corp.............................................   616,544   8.0%
 One PNC Plaza
 249 Fifth Avenue
 Pittsburgh, PA 15222
Yerac Associates, L.P.(14) ..................................   516,018   6.6%
 45 Belden Place
 San Francisco, CA 94104

--------
 *   Less than 1%.
 (1) Percentages are based upon 7,743,399 shares of Common Stock outstanding on April 15, 1998. On April 16, 1998, the Company filed a Registration Statement on Form S-1 (File No. 333-50245) with the Securities and Exchange Commission registering the proposed public offering of up to 1,450,000 shares of Common Stock by the Company and 1,036,300 shares of Common Stock by certain selling stockholders, including up to the indicated number of shares by the following selling stockholders: Mr. Wolfington (50,000 shares), Mr. Dailey (50,000 shares), Mr. Thomas (20,000 shares), Mr. Hambrecht (25,000 shares), PNC Capital Corp. (309,300 shares), H&Q London Ventures (444,093 shares) and Yerac Associates, L.P. (50,000 shares). The shares listed in the preceding sentence for certain of the selling stockholders and the Company include up to an aggregate of 324,300 shares of Common Stock that may be sold under the underwriters' proposed over-allotment option. The table does not give effect to (i) the sale of any shares in the proposed public offering or (ii) the recent grant of Performance Options or Other Options.

 (2) Includes options to purchase 205,706 shares of Common Stock that currently are exercisable. Also includes (i) 1,183 shares of Common Stock currently held by a company controlled by Mr. Wolfington, (ii) 1,560 shares held by a limited partnership which are attributable to Mr. Wolfington's wife (780 shares) and one of his children (780 shares) and (iii) 450 shares held by one of his children. Excludes shares held by Yerac Associates, L.P. ("Yerac"), a limited partnership of which Mr. Wolfington is a limited partner, with respect to which shares Mr. Wolfington has no voting or investment power.

 (3) Includes options to purchase 205,706 shares of Common Stock. Excludes shares held by Yerac, a limited partnership of which Mr. Dailey is a limited partner, with respect to which shares Mr. Dailey has no voting or investment power.

 (4) Represents options to purchase shares of Common Stock.

 (5) Includes options to purchase 35,768 shares of Common Stock.

 (6) Includes options to purchase 6,886 shares of Common Stock.

 (7) Represents options to purchase shares of Common Stock.

 (8) Includes options to purchase 7,500 shares of Common Stock that currently are exercisable. Also includes (i) 85,816 shares of Common Stock with respect to which Mr. Hambrecht shares record and beneficial ownership with Hamco Capital Corp. and (ii) 26,490 shares of Common Stock with respect to which Mr. Hambrecht shares record and beneficial ownership with the Hambrecht 1980 Revocable Trust. See "Certain Transactions."

 (9) Represents (i) options to purchase 7,500 shares of Common Stock, and
     (ii) 616,544 shares held by PNC Capital Corp., a Company of which Mr. Hillman is Executive Vice President. Mr. Hillman disclaims beneficial ownership of the shares held by PNC Capital Corp. and his address is that of PNC Capital Corp.

(10) Includes options to purchase 7,500 shares of Common Stock.

(11) Includes 5,000 shares held by Mr. Meyer's wife as to which Mr. Meyer disclaims beneficial ownership.

(12) See Notes 3 through 10. Includes options to purchase 52,622 shares of Common Stock held by executive officers of the Company not listed in the table above.

(13) Information is based upon the Schedule 13G dated July 16, 1997 filed by Kaufman Fund, Inc.

(14) Includes shares of Common Stock issuable upon exercise of a warrant to purchase 86,003 shares of Common Stock at a price of approximately $4.65 per share. The warrant is exercisable at any time until September 1, 2001.

                             CERTAIN TRANSACTIONS

CLI FLEET

  During 1993, for an aggregate purchase price of $850,000, the Company acquired 85 shares of non-voting redeemable preferred stock of CLI Fleet, Inc. ("CLI Fleet"), a privately-held finance company formed for the purpose of financing the chauffeured vehicle service industry. As a holder of CLI Fleet preferred stock, the Company is currently entitled to receive an annual dividend (when declared) of $500 per share. The Company waived the right to receive any dividends accrued in respect of its preferred stock through April 30, 1997, but during 1995 and 1997 received referral fees totalling $100,000 and $37,500, respectively, from CLI Fleet. During 1995, CLI Fleet redeemed 10 shares of preferred stock held by the Company for an aggregate redemption price of $100,000. The remaining shares of preferred stock are subject to mandatory redemption by redemption payments of $100,000, $100,000 and $550,000 in May 1998, 1999 and 2000, respectively. Under the terms of an agreement with CLI Fleet, the Company currently has an exclusive option to purchase all of the outstanding shares of common stock of CLI Fleet at a purchase price equal to the greater of $187,500 or CLI Fleet's liquidating value as determined by an independent appraisal.

  CLI Fleet provided financing to the Company's independent operators, without recourse to the Company, for both initial fees due under the Company's independent operator agreements and vehicles purchased by independent operators. Each of the Company's owned and operated chauffeured vehicle service companies has entered into a Finance & Service Agreement with CLI Fleet, which provides that the Company will recommend and refer independent operators to CLI Fleet for financing of vehicles. CLI Fleet also has purchased from the Company notes receivable due from independent operators in exchange for cash or demand notes on a non-recourse basis. The Company sold $1.8 million and $1.0 million of independent operator notes receivable to CLI Fleet for cash of $1.3 million and approximately $730,000 and demand promissory notes of approximately $470,000 and approximately $280,000 in 1995 and 1996, respectively. These promissory notes are due to CLI Fleet on demand, although monthly principal payments generally are received, and bear interest at rates ranging from 5% to 7%. The Company generally no longer sells notes receivable from independent operators to CLI Fleet, although CLI Fleet continues to provide vehicle financing to the Company's independent operators.

PNC

  In May 1996, the exercise price of a warrant issued to PNC Capital Corp. ("PNC") was reduced from $6.14 to $4.65 per share. In addition, pursuant to the recapitalization effected in connection with the IPO (the "Recapitalization"), Carey repaid approximately $912,000 of the $3.8 million in principal outstanding on its subordinated note held by PNC and applied the balance of the outstanding principal to pay the purchase price for 616,544 shares of Common Stock issued to PNC upon exercise of the warrant held by it. David McL. Hillman, a director of the Company, is Executive Vice President of PNC.

YERAC

  In May 1996, the exercise price of a warrant to purchase 86,003 shares of Common Stock owned by Yerac Associates, L.P. ("Yerac") was reduced from $6.14 to $4.65 per share. In addition, in connection with the Recapitalization, Yerac converted the entire outstanding balance of a $2.0 million subordinated note held by it into approximately 430,000 shares of Common Stock. From the net proceeds of the IPO, the Company repaid approximately $1.1 million of additional outstanding indebtedness to Yerac. Messrs. Wolfington and Dailey are limited partners of Yerac. See "Principal Stockholders."

OTHER TRANSACTIONS INVOLVING OFFICERS AND DIRECTORS

  In connection with the Recapitalization, the Company redeemed 22,000 shares of its Series A Preferred Stock held by H&Q London Ventures and entities then affiliated with it (collectively, "H&Q") for an aggregate of $1.1 million in cash plus 44,974 shares of Common Stock. Also in connection with the Recapitalization, such entities received an aggregate of 900,089 shares of Common Stock as a result of the conversion of 5,500 shares of Series B Preferred Stock and 31,864 shares of Series G Preferred Stock. William R. Hambrecht, a director of the Company, is a director and chairman of Hamco Capital Corporation and a trustee of The Hambrecht 1980 Revocable Trust. Prior to January 1, 1998, Mr. Hambrecht was affiliated in different capacities with the various entities comprising H&Q, including as a general partner of Hambrecht & Quist Venture Partners ("Partners"). Partners currently is the general partner of H&Q London Ventures. See "Principal Stockholders."

  Vincent A. Wolfington, the Company's Chairman and Chief Executive Officer, and Don R. Dailey, the Company's President, each personally guaranteed certain indebtedness of the Company in the original principal amount of $4.5 million and was paid $45,000 during 1996 for such guarantee. The Company used part of the net proceeds of the IPO to repay the entire outstanding amount of the underlying indebtedness, and following the repayment the guarantees were terminated. In connection with the Recapitalization, Messrs. Wolfington and Dailey received $20,250 and $13,650, respectively, and 7,569 shares and 5,123 shares of Common Stock, respectively, as a result of the redemption of the shares of Series A Preferred Stock and the conversion of the shares of Series G Preferred Stock beneficially owned by each of them.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices by January 6, 1999 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

                                 OTHER MATTERS

  The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.

  The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. The Company has retained D.F. King & Co., Inc. ("King") to assist it in the solicitation of proxies by telephonic and written means on behalf of the Board of Directors in connection with the Annual Meeting. The Company expects King's fees to be approximately $5,500, exclusive of reimbursement of expenses.

                                          By Order of the Board of Directors

                                          Don R. Dailey
                                          Secretary

May 6, 1998

                                                                      EXHIBIT A

                           CAREY INTERNATIONAL, INC.

                          1997 EQUITY INCENTIVE PLAN
                                 (AS AMENDED)

SECTION 1 PURPOSE AND DURATION

  1.1 Purposes. The purposes of the Plan are to attract, retain and motivate employees and consultants of the Company, its Parent (if any), and any present or future Subsidiaries and to enable them to participate in the growth of the Company by providing for or increasing the proprietary interests of such persons in the Company.

  1.2 Effective Date. The Plan is effective as of the date of its adoption by the Board.

  1.3 Expiration Date. The Plan shall expire within ten years from the date of the adoption of the Plan by the Board. In no event shall any Awards be made under the Plan after such expiration date, but Awards previously granted may extend beyond such date.

SECTION 2 DEFINITIONS

  As used in the Plan, the following capitalized words shall have the meanings indicated below:

  "1933 Act" means the Securities Act of 1933, as amended.

  "1934 Act" means the Securities Exchange Act of 1934, as amended.

  "Award" means, individually or collectively, a grant under the Plan of Options, SARs, Performance Shares, Restricted Stock or Stock Units.

  "Award Agreement" means the written agreement setting forth the terms and provisions applicable to an Award granted under the Plan.

  "Board" means the Board of Directors of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Committee" means the committee of the Board appointed by the Board to administer the Plan in accordance with Section 3.1.

  "Company" means Carey International, Inc., a Delaware corporation, or any successor thereto.

  "Director" means any individual who is a member of the Board.

  "Fair Market Value" means, with respect to a Share, the fair market thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Board in good faith but in no event less than, in the case of newly issued stock, the par value per Share; provided that if the Board does not adopt or employ any such valuation methodology and Shares are traded on an exchange or quoted on The Nasdaq National Market, fair market value shall mean, on the relevant date of determination, the closing price of a Share traded on the principal exchange for the Shares or, if the Shares are so traded, the closing or last price quoted on The Nasdaq National Market.

  "Grant Date" means the effective date of an Award as specified by the Board and set forth in the applicable Award Agreement.

  "Incentive Stock Option" or "ISO" means an option to purchase Shares awarded to a Participant under Section 6 of the Plan that is intended to meet the requirements of Section 422 of the Code.

  "Non-Employee Director" means a non-employee director as that term is defined in Rule 16b-3 promulgated under the 1934 Act.

  "Nonqualified Stock Option" or "NQO" means an option to purchase Shares awarded to a Participant under Section 6 of the Plan that is not intended to be an ISO.

  "Option" means an ISO or an NQO.

  "Parent" means a "parent corporation" as that term is defined in Section 424 of the Code.

  "Participant" means an individual who has been selected by the Board to receive an Award under the Plan.

  "Performance Cycle" means the period of time selected by the Board during which performance is measured for the purpose of determining the extent to which an Award of Performance Shares has been earned. More than one Performance Cycle may be in progress at any one time and the duration of Performance Cycles may differ.

  "Performance Share" means a Share awarded to a Participant under Section 8 of the Plan that entitles the Participant to acquire Shares upon the attainment of specified performance goals.

  "Plan" means the 1997 Equity Incentive Plan set forth in this document and as hereafter amended from time to time in accordance with Section 13.

  "Restricted Period" means the period of time selected by the Board during which Shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

  "Restricted Stock" means Shares awarded to a Participant under Section 9 of the Plan pursuant to an Award that entitles the Participant to acquire Shares for a purchase price (which may be zero), subject to such conditions, including a Company right during a specified period or periods to repurchase the Shares at their original purchase price (or to require forfeiture of the Shares if the purchase price was zero) upon the Participants termination of employment.

  "SAR" or "Stock Appreciation Right" means an Award that is designated as an SAR pursuant to Section 7 of the Plan, granted alone or in connection with a related Award, entitling a Participant to receive an amount in cash or Shares or a combination thereof having a value equal to (or if the Board shall so determine at time of grant, less than) the excess of the Fair Market Value of a Share on the date of exercise over the Fair Market Value of a Share on the Grant Date (or over the Option exercise price, if the Stock Appreciation Right was granted in tandem with an Option) multiplied by the number of Shares with respect to which the Stock Appreciation Right is exercised.

  "Shares" means shares of the Company's common stock, par value $0.01 per share.

  "Stock Unit" means an Award of a Share or a unit valued in whole or in part by reference to, or otherwise based on, the value of a Share, granted to a Participant under Section 10 of the Plan.

  "Subsidiary" means a subsidiary corporation as that term is defined in
Section 424 of the Code.

SECTION 3 ADMINISTRATION OF THE PLAN

  3.1 The Board. The Plan shall be administered by the Board. The Board may, in its discretion, delegate some or all of its powers with respect to the Plan to the Committee, in which event all references in the Plan to the Board (except references in Section 13.1) shall be deemed to refer to the Committee. The Committee, if one is appointed, shall consist of at least two Non-Employee Directors.

  3.2 Authority of the Board. The Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall consider advisable from time to time, to interpret the provisions of the Plan and any Award, and to decide all disputes arising in connection with the Plan. The Boards decisions and interpretations shall be final and binding.

SECTION 4 ELIGIBILITY OF PARTICIPANTS

  The persons eligible to receive Awards under the Plan shall be all executive officers of the Company, its Parent (if any), and any Subsidiaries and other employees, consultants and advisers who, in the opinion of the Board, are in a position to make a significant contribution to the success of the Company, its Parent (if any), and any Subsidiaries. Directors, including directors who are not employees, of the Company, its Parent (if any), and any Subsidiaries, shall be eligible to receive Awards under the Plan.

SECTION 5 STOCK AVAILABLE FOR AWARDS

  5.1 Number of Shares. Awards may be made under the Plan for up to One Million Five Hundred Fifty Thousand (1,550,000) Shares. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares or treasury Shares.

  5.2 Lapsed, Forfeited or Expired Awards. If any Award in respect of Shares expires or is terminated before exercise or is forfeited for any reason, the Shares subject to such Award, to the extent of such expiration, termination, or forfeiture, shall again be available for award under the Plan.

  5.3 Maximum Number of Shares to a Single Participant in any Calendar Year. In no event shall any Participant receive in any calendar year Awards under the Plan and any other grants for more than Three Hundred Thousand (300,000) Shares.

SECTION 6 STOCK OPTIONS

  6.1 Grant of Options. Subject to the terms and provisions of the Plan, the Board may award Options and determine the number of shares to be covered by each Option, the exercise price therefor, the term of the Option, and any other conditions and limitations applicable to the exercise of the Option. The Board may grant ISOs, NQOs or a combination thereof.

  6.2 Exercise Price. Subject to the provisions of this Section 6, the exercise price for each Option shall be determined by the Board in its sole discretion.

  6.3 Restrictions on Option Transferability and Exercisability. No Option shall be transferable by the Participant other than by will or the laws of descent and distribution, and all Options shall be exercisable, during the Participant's lifetime, only by the Participant; provided, however, that the Board may provide that an Option is transferable by the Participant and exercisable by persons other than the Participant upon such terms and conditions as the Board shall determine.

  6.4 Certain Additional Provisions for Incentive Stock Options

  6.4.1 Exercise Price. In the case of an ISO, the exercise price shall be not less than one hundred percent (100%) of the Fair Market Value on the Grant Date of the Shares subject to the Option; provided, however, that if on the Grant Date the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent (if any) or any Subsidiaries, the exercise price shall be not less than one hundred and ten percent (110%) of the Fair Market Value on the Grant Date of the Shares subject to the Option.

  6.4.2 Exercisability. Subject to Section 12.3 and 12.4, the aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company, its Parent (if any) and any Subsidiaries) shall not exceed $100,000.

  6.4.3 Eligibility. ISOs may be granted only to persons who are employees of the Company, its Parent (if any) or any Subsidiaries on the Grant Date.

  6.4.4 Expiration. ISOs may not be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to a Participant who, together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent (if any) or any Subsidiaries, the ISO may not be exercised after the expiration of five (5) years from the Grant Date.

  6.4.5 Compliance with Section 422 of the Code. The terms and conditions of ISOs shall be subject to and comply with Section 422 of the Code or any successor provision.

  6.4.6 Notice to Company of Disqualifying Disposition. Each Participant who receives an ISO agrees to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Shares received pursuant to the exercise of an ISO. The term Disqualifying Disposition means any disposition (including any sale) of Shares before the later of (a) two years after the Participant was granted the ISO under which the Participant acquired such Shares, or (b) one year after the Participant acquired the Shares by exercising the ISO.

  6.4.7 Substitute Options. Notwithstanding the provisions of Section 6.4.1, in the event that the Company, its Parent (if any) or any Subsidiary consummates a transaction described in Section 424(a) of the Code (relating to the acquisition of property or stock from an unrelated corporation), individuals who become employees or consultants of the Company, its Parent (if any) or any Subsidiary on account of such transaction may be granted ISOs in substitution for options granted by their former employer. The Board, in its sole discretion and consistent with Section 424(a) of the Code, shall determine the exercise price of such substitute Options.

  6.5 NQO Presumption. Options granted pursuant to the Plan shall be presumed to be NQOs unless expressly designated ISOs in the Award Agreement.

SECTION 7 GRANT OF STOCK APPRECIATION RIGHTS

  Subject to the terms and provisions of the Plan, the Board may award SARs in tandem with another Award (at or after the Grant Date of the other Award), or alone and unrelated to another Award, and may determine the terms and conditions applicable thereto, including the form of payment.

SECTION 8 PERFORMANCE SHARES

  8.1 Grant of Performance Shares. The Board may award Performance Shares to Participants and determine the performance goals applicable to each such Award, the number of Shares for each Performance Cycle, the duration of each Performance Cycle and all other limitations and conditions applicable to the awarded Performance Shares. The payment value of each Performance Share shall be equal to the Fair Market Value of one Share on the date the Performance Share is earned or, in the discretion of the Board, on the date the Board determines that the Performance Share has been earned.

  8.2 Adjustment of Performance Goals. Except as provided in an Award, during any Performance Cycle, the Board may adjust the performance goals for the Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company or its Shares, changes in applicable tax laws or accounting principles, or such other factors as the Board shall determine.

  8.3 Written Certification. As soon as practical after the end of a Performance Cycle, the Board shall certify in writing the extent to which the performance goals applicable to each Participant for the Performance Cycle were achieved or exceeded and the number of Performance Shares which have been earned on the basis of performance in relation to the established performance goals.

SECTION 9 RESTRICTED STOCK

  9.1 Grant of Restricted Stock. The Board may award Shares of Restricted Stock and determine the purchase price, if any, therefor, the duration of the Restricted Period, the conditions under which the Shares may be forfeited to or repurchased by the Company and any other terms and conditions of the Awards. The Board may modify or waive any restrictions, terms and conditions with respect to any Restricted Stock. Shares of Restricted Stock may be issued for whatever consideration is determined by the Board, subject to applicable law.

  9.2 Transferability. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Board, during the Restricted Period.

  9.3 Evidence of Award. Shares of Restricted Stock shall be evidenced in such manner as the Board may determine. Any certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver the certificates and stock power to the Participant.

  9.4 Shareholder Rights. A Participant shall have all the rights of a shareholder with respect to Restricted Stock awarded, including voting and dividend rights, unless otherwise provided in the Award Agreement.

SECTION 10 STOCK UNITS

  10.1 Grant of Stock Units. Subject to the terms and provisions of the Plan, the Board may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Board shall determine.

  10.2 Consideration. Shares awarded in connection with a Stock Unit shall be issued for whatever consideration is determined by the Board, subject to applicable law.

SECTION 11 OTHER AWARDS

  The Board shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Board determines to be consistent with the purposes of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination thereof. Other Awards may also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Board that are unrelated to the value of the Shares and that may be granted in tandem with, or independent of, other Awards under the Plan.

SECTION 12 GENERAL PROVISIONS APPLICABLE TO AWARDS

  12.1 Legal and Regulatory Matters. The delivery of Shares shall be subject to compliance with (i) applicable federal and state laws and regulations, (ii) if the outstanding Shares are listed at the time on any stock exchange, the listing requirements of such exchange, and (iii) the Company's counsel's approval of all other legal matters in connection with the issuance and delivery of the Shares. If the sale of the Shares has not been registered under the 1933 Act, the Company may require, as a condition to delivery of the Shares, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing the Shares bear an appropriate legend restricting transfer.

  12.2 Award Agreement. The terms and provisions of an Award shall be set forth in an Award Agreement approved by the Board and delivered or made available to the Participant as soon as practicable following the Grant Date.

  12.3 Determination of Restrictions on the Award. The vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Board and set forth in the applicable Award Agreement. Notwithstanding the foregoing, the Board may accelerate (i) the vesting or payment of any Award (including an ISO), (ii) the lapse of restrictions on any Award (including an Award of Restricted Stock) and (iii) the date on which any Option or SAR first becomes exercisable.

  12.4 Mergers, etc. Notwithstanding any other provisions of the Plan, in the event that a merger or other transaction occurs that results or will result after making necessary filings with the Securities and Exchange Commission in the Common Stock not being registered under Section 12 of the 1934 Act, all Awards shall terminate upon the completion of the transaction, provided, however, that 20 days prior to the effective date of any such merger or other transaction all Awards outstanding under the Plan that are not otherwise fully exercisable and realizable shall become immediately exercisable and realizable in full. If the transaction is intended to be treated as a pooling of interests for accounting purposes, the Board shall cause the acquiring or surviving corporation or one of its affiliates to grant replacement Awards. In all other transactions, the Board may either arrange for replacement Awards or provide for a cash payment in connection with the termination of the Awards. Replacement Awards for ISOs shall satisfy any applicable requirements of the Code.

  12.5 Termination of Employment. For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant: (i) a transfer to the employment of the Company from its Parent (if any) or from a Subsidiary, or from the Company to its Parent (if any) or to a Subsidiary, or from one Subsidiary to another, or from the Company's Parent (if any) to a Subsidiary, or from a Subsidiary to the Company's Parent (if any); or (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participants right to employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board otherwise so provides in writing. For purposes of the Plan, employees of a Subsidiary or Parent (if any) shall be deemed to have terminated their employment on the date on which such Subsidiary or Parent ceases to be a Subsidiary or Parent of the Company, as the case may be.

  12.6 Date of and Effect of Termination of Employment. The date of a Participants termination of employment for any reason shall be determined in the sole discretion of the Board. The Board shall have full authority to determine and specify in the applicable Award Agreement the effect, if any, that a Participants termination of employment for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an outstanding Award.

  12.7 Grant of Awards. Each Award may be made alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

  12.8 Settlement of Awards. No Shares shall be delivered pursuant to any exercise of an Award until payment in full of the price therefor, if any, is received by the Company. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Board at or after the Grant Date, by delivery of a note or Shares, including Restricted Stock, valued at their Fair Market Value on the date of delivery, or such other lawful consideration as the Board shall determine.

  12.9 Withholding Requirements and Arrangements. The Participant shall pay to the Company or make provision satisfactory to the Board for payment of any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Boards discretion, such tax obligations may be paid in whole or in part in Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

  12.10 No Effect on Employment. The Plan shall not give rise to any right on the part of any Participant to continue in the employ of the Company, its Parent (if any) or any Subsidiary. The loss of existing or potential profit in Awards granted under the Plan shall not constitute an element of damages in the event of termination of the relationship of a Participant even if the termination is in violation of an obligation of the Company to the Participant by contract or otherwise.

  12.11 No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she becomes the holder thereof.

  12.12 Adjustments. Upon the happening of any of the following described events, a Participant's rights with respect to Awards granted hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the Award Agreement.

  12.12.1 Stock Splits and Recapitalizations. In the event the Company issues any of its Shares as a stock dividend upon or with respect to the Shares, or in the event Shares shall be subdivided or combined into a greater or smaller number of Shares, or if, upon a merger or consolidation (except those described in Section 12.4), reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, Shares shall be exchanged for other securities of the Company, securities of another entity, cash or other property, each Participant upon exercising an Award (for the purchase price to be paid under the Award) shall be entitled to purchase such number of Shares, other securities of the Company, securities of such other entity, cash or other property as the Participant would have received if the Participant had been the holder of the Shares with respect to which the Award is exercised at all times between the Grant Date of the Award and the date of its exercise, and appropriate adjustments shall be made in the purchase price per Share.

  12.12.2 Restricted Stock. If any person owning Restricted Stock receives new or additional or different shares or securities (New Securities) in connection with a corporate transaction described in Section 12.12.1 as a result of owning such Restricted Stock, the New Securities shall be subject to all of the conditions and restrictions applicable to the Restricted Stock with respect to which such New Securities were issued.

  12.12.3 Board Determination. Notwithstanding any provision to the contrary, no adjustments shall be made pursuant to this Section 12.12 with respect to ISOs unless (i) the Board, after consulting with counsel for the Company, determines that such adjustments would not constitute a modification, extension or renewal of such ISOs as such terms are defined in Section 424 of the Code, (ii) would cause any adverse tax consequences for the holders of such ISOs or (iii) the holders of such ISOs consent to the adjustment. No adjustments to ISOs shall be made for dividends paid in cash or in property other than securities of the Company.

  12.12.4 Fractional Shares. No fractional Shares shall be issued under the Plan. Any fractional Shares which, but for this Section, would have been issued shall be deemed to have been issued and immediately sold to the Company for their Fair Market Value, and the Participant shall receive from the Company cash in lieu of such fractional Shares.

  12.12.5 Other Distributions. The Board may adjust the number of Shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property, or any other event if it is determined by the Board that such adjustment is appropriate to avoid distortion in the operation of the Plan.

  12.12.6 Further Adjustment. Upon the happening of any of the events described in Sections 12.12.1 or 12.12.5, the class and aggregate number of Shares set forth in Sections 5.1 and 5.3 hereof that are subject to Awards which previously have been or subsequently may be granted under the Plan shall be appropriately adjusted to reflect the events described in such Sections. The Board shall determine the specific adjustments to be made under this
Section 12.12.6.

SECTION 13 AMENDMENT AND TERMINATION

  13.1 Amendment, Suspension, Termination of the Plan. The Board may modify, amend, suspend or terminate the Plan in whole or in part at any time; provided, however, that no modification, amendment, suspension or termination of the Plan shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement; provided, further, that such modification, amendment, suspension or termination shall not, without a Participants consent, affect adversely the rights of such Participant with respect to any Award previously made.

  13.2 Amendment, Suspension, Termination of an Award. The Board may modify, amend or terminate any outstanding Award, including, without limitation, substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an ISO to a NQO; provided, however, that the Participants consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

SECTION 14 LEGAL CONSTRUCTION

  14.1 Captions. The captions provided herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan or serve as a basis for interpretation or construction of the Plan.

  14.2 Severability. In the event any provision of the Plan is held invalid or illegal for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  14.3 Governing Law. The Plan and all rights under the Plan shall be construed in accordance with and governed by the internal laws of the State of Delaware.

PROXY                 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS             PROXY
                             TO BE HELD JUNE 3, 1998
                            CAREY INTERNATIONAL, INC.

    The undersigned, having received the Notice of Annual Meeting of Stockholders and the Board of Directors' Proxy Statement (the "Proxy Statement"), hereby appoint(s) Vincent A. Wolfington and Don R. Dailey, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Stockholders of Carey International, Inc. to be held June 3, 1998, and all adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of Carey International, Inc. that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the meeting.

    The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth below as may properly come before the Meeting and (ii) with respect to the election of directors in the event that any of the nominees is unable or unwilling to serve. The Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director and for approval of the 1997 Equity Incentive Plan, as amended.

Please mark vote as in this example.

1. For the election of all nominees listed below (except as otherwise indicated).

         |_| FOR all nominees  |_| WITHHOLD from all nominees

         Nomine Dennis I. Meyer, Joseph V. Vittoria

         ----------------------------------------------------------------------

         FOR all nominees, except those listed on the line above

2.  For the approval of the Company's 1997 Equity Incentive Plan, as amended.

         |_| FOR the amendment  |_| AGAINST the amendment  |_| ABSTAIN

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             Mark here for address change and note below. |_|


             Signature                          Date



             Signature                          Date

         In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.